Exhibit 99.1

                             Financial Update by CFO

                               September 20, 2004

As is usual for the third month of a quarter, we currently have quite a few systems in various stages of installation and test at customer sites. Depending on the amount of time it takes to complete these efforts, acceptance and revenue could occur either this quarter or next. We continue to believe that the results for the current quarter will be consistent with the comments made in the 2Q04 earnings release teleconference call and last month's CFO update. We are still anticipating revenue for 3Q04 to be up by about 40%-60% sequentially from 2Q04. Gross margin still looks to be in a range of 50%-52%, based on the projected product mix for the quarter. Operating margin for 3Q04 still looks to be in a range of 5% to 10%. We continue to anticipate an estimated tax rate of about 10%, driven by jurisdictional tax effects from Japan. Earnings per share (diluted) for 3Q04 are still projected in a range of $0.10-$0.15. Cash flow is still expected to be somewhat negative, as the growth in sequential quarterly revenue will result in increased accounts receivable and we continue to fund efforts needed in ramping up activities for our laser processing commitments.

For the full year of 2004, the comments made in the 2Q04 earnings release teleconference call and last month's CFO update still appear to remain valid. Annual revenue growth still could achieve on the order of 10%-20% compared with 2003. Gross margin still looks to be around 50%, based on the projected product mix for the year. Operating margin for the year continues to look to be in a range of 2%-5%. The projected tax rate for the year still looks to be about 10%, due primarily to the aforementioned jurisdictional effect. Earnings per share (diluted) for the year are still projected in a range of $0.20-$0.30. Cash flow for the year is still anticipated to be negative, primarily due to the laser processing commitments ramp and the expected second half growth in revenue resulting in increased accounts receivable.

Additionally, for 2005, the projected financials still indicate Ultratech could achieve annual revenue growth on the order of around 25%, compared with 2004; gross margin in the 50% range; operating margin around 10%-15%; estimated tax rate of about 5%; and EPS in the neighborhood of $0.75.


Safe Harbor Statement
Certain of the statements contained herein may be considered forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, such as the cyclicality in the nanotechnology and semiconductor industries, delays, deferrals and cancellations of orders by customers, pricing pressures, competition, lengthy sales cycles for the company's systems, ability to volume produce systems and meet customer requirements, the mix of products sold, dependence on new product introductions and commercial success of any new products, integration and development of the laser thermal processing operation, sole or limited sources of supply, international sales, customer concentration, manufacturing inefficiencies and absorption levels, risks associated with introducing new technologies, inventory obsolescence, economic and political conditions in Asia, delays in collecting accounts receivable, extended payment terms, changes in technologies, the outbreak of Severe Acute Respiratory Syndrome (SARS) and any adverse effects of terrorist attacks or military actions in the United States or elsewhere on the economy in general or our business in particular. Such risks and uncertainties are described in the company's SEC reports including the company's Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended July 3, 2004.